Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos.  333‑32437, 333‑58181, 333‑95855, 333‑107403, 333‑137982, 333‑144133, 333-160205, 333-169944, 333-175404, and 333-190179 on Form S‑8 of our reports dated April 30, 2014, relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10‑K of Apogee Enterprises, Inc. for the year ended March 1, 2014.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 30, 2014